GLAXIS CAPITAL MANAGEMENT, LLC

CODE OF ETHICS AND RULES FOR PERSONAL INVESTING

INTRODUCTION

Glaxis Capital Management, LLC (the “Adviser”), recognizes that the knowledge of present or future portfolio transactions and, in certain instances, the power to influence portfolio transactions made by or for any client for which the Adviser serves as an investment adviser (a “Client”) which may be possessed by certain of its staff could place such individuals, if they engage in personal transactions in securities, in a position where their personal interest may conflict with that of such Client.

The Adviser has adopted this Code of Ethics to prohibit certain types of personal securities transactions which may create conflicts of interest (or at least the potential for or the appearance of a conflict of interest), to specify certain permitted personal investments and to establish reporting requirements and enforcement procedures.  For purposes of this Code, funds and other entities owned entirely by Adviser personnel and members of their immediate family will be considered personal accounts rather than Client accounts.

In general, all of the personnel of the Adviser (referred to in this Code as “staff”) are expected to:

•	act with integrity, competence, dignity and in an ethical manner when dealing with the public, clients, prospects, employers, employees and fellow staff;

•	practice and encourage others to practice in a professional and ethical manner that will reflect credit on our staff and our profession;

•	strive to maintain and improve their competence;

•	use reasonable care and exercise independent professional judgment where appropriate.

All staff shall not transact in any security which has been acquired or sold by any Client within the most recent three trading days. In addition, all staff shall not:

•	employ any device, scheme or artifice to defraud such Client;

•
make to such Client any untrue statement of a material fact or omit to state to such Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

•	engage in any act, practice or course of business which would operate as a fraud or deceit upon such Client;

•	engage in any manipulative practice with respect to Client; or

•
trade while in possession of material non-public information for personal or Client accounts. “Material inside information” is defined as any information about a company which has not been disclosed to the general public and which either a reasonable person would deem to be important in making an investment decision or the dissemination of which is likely to impact the market price of the company’s securities. Staff in possession of material inside information must not trade in or recommend the purchase or sale of the securities concerned until the information has been properly disclosed and disseminated to the public.  Glaxis recognizes that misuse of material non-public information can benefit both employees and client accounts to the detriment of the investing public.  To prevent the misuse of material inside information the CCO or back up CCO will periodically review employee trading as well as client account trading to identify any potential misuse.  Should the CCO determine there may be violation of this code of ethics, an investigation conducted by the CCO will ensue and appropriate action will be taken.  An employee with information that may be both material and nonpublic should consult the CCO and not disseminate the information to any other person.  The CCO will determine whether such information is material and nonpublic and will recommend action to be taken by the employee.  Misuse of material inside information by a Glaxis employee can result in termination of employment.  The CCO should document all disclosures, investigations, and actions taken regarding the misuse of material inside information and maintain these records for a period not less than 5 years.

STATEMENT OF GENERAL PRINCIPLES

In recognition of the trust and confidence placed in the Adviser by its Clients, the Adviser has adopted the following general principles to guide the actions of its employees, officers and directors:

•	The interests of our Clients are paramount, and all staff must conduct themselves in all situations by placing the interests of the Clients before their own.

•	All personal transactions in securities by staff must be accomplished so as to avoid even the appearance of a conflict of interest on the part of such personnel with the interests of our Clients.

•
All staff must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with respect to the Clients, or that otherwise bring into question the person’s independence or judgment.

DEFINITIONS

In this Code of Ethics; the following capitalized terms have the following meanings:

(1)	“Access Person” shall mean:

(i)	each Officer or Manager of the Adviser;

(ii)	each employee of the Adviser (or a company that controls the Adviser), who makes any investment recommendation or who participates in the determination of which recommendation is to be made;

(iii)
any employee of the Adviser (or a company that controls the Adviser), and any natural person who controls the Adviser, who, in connection with his or her duties, obtains or could obtain any information concerning which Securities are being traded or recommended (“Information”); and

(iv)
any of the following persons who obtain information prior to the effective dissemination of the information to the public: (a) any affiliate of a person who is in a control relationship to the Adviser, and (b) any affiliated person of such affiliated person.

(2)
“Beneficial ownership” of a security is to be determined in the same manner as it is for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This means that a person should generally consider themselves the beneficial owner of any securities in which he has a direct or indirect monetary interest. In addition, a person should consider himself or herself the beneficial owner of securities held by his or her spouse, his or her minor children, a relative who shares his or her home, or other persons by reason of any contract, arrangement, understanding or relationship that provides him or her with sole or shared voting or investment power.

(3)
“Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Ownership of 25% or more of a company’s outstanding voting securities is presumed to give the holder control over the company. Such presumption may be countered by the facts and circumstances of a given situation.

(4)
“Security” shall have the same meaning as that set forth in Section 2(a)(18) of the Investment Advisers Act of 1940 (the “1940 Act”) provided that “security” shall not include units or shares of registered open-ended mutual funds not managed by Adviser or an affiliate of Adviser or securities issued by the Government of the United States or an agency thereof, bankers’ acceptances, repurchase agreements, bank certificates of deposit, money market funds, or commercial paper.

PERMITTED PURCHASES AND SALES OF SECURITIES

An Access Person may only invest in and dispose of the following Securities (“Permitted Securities”) over which he or she has Beneficial Ownership (provided that without the Chief Compliance Officer pre-clearance these Permitted Securities may not be purchased in an initial public offering) without prior approval of the CCO.

•	public open ended investment funds (mutual funds) not managed by advisor

•	bank certificates of deposit

•	money market funds

•	commercial paper

•	purchases or sales as part of an employee stock purchase plan.

An Access Person may invest in and dispose of the following Securities (“Restricted Securities”) over which he or she has Beneficial Ownership with prior approval of the CCO (Schedule-1).

•	shares of public or private limited partnerships

•
shares, options or other securities of a private company which carries on, directly or through subsidiaries, an active business and which does not invest in Restricted Securities where the Access Person has a close personal or business relationship (other than a relationship arising because of the Access Person’s relationship with the Adviser) with the founder or promoter of the issuer, but specifically excluding any securities of a private company offered pursuant to or as a part of an initial public offering or private placement where it may reasonably be contemplated that such company may within one year become a public company.

•
any publicly traded shares, options and other securities if the Access Person is not aware of buying or selling the same security for a Client within the previous three trading days prior to approval and is not being considered for purchase or sale within a client account within the next three trading days, not including the day of approval.

The purchase or sale of Permitted Securities will not be considered to be in conflict with the interests of Clients and, except as provided above, will not require pre-clearance by the Chief Compliance Officer.

Generally a gift of Securities to an Access Person or its relative, or a purchase by an Access Person for immediate gifting to a non-relative should be presented to the Chief Compliance Officer for pre-clearance.

Provisions

In the event that an Access Person on the commencement of employment with the Adviser has Beneficial Ownership in Securities, he or she may continue to hold such Securities provided that any sale of Restricted Securities must comply with the following pre-clearance rules and the employee discloses holdings of Securities upon acknowledgement of this code of ethics in the Securities Holdings Report (Schedule-2) within 10 days of individual becoming an access person. (which information must be current as of a date no more than 45 days prior to the date the person becomes an access person)

Any purchase or sale of a Restricted Security by an Access Person must be pre-cleared by the CCO prior to proceeding with the transaction. No transaction in Restricted Securities may be effected without the prior written approval of the CCO.

The following purchases or sales of Restricted Securities shall generally be entitled to clearance from the CCO:

(a)	Purchases or Sales of securities which appear upon reasonable inquiry and investigation to present no reasonable likelihood of harm to our Clients and which are otherwise in accordance with the law.

(b)	Purchases or sales of securities which are not eligible for purchase or sale by any Client, as determined by reference to the investment objectives and restrictions of the Clients.

(c)	The portfolio managers of the Adviser do not anticipate future trading in the security in such a manner that could provide a personal benefit to the Access Person.

(d)
There is no pending buy or sell order by the portfolio managers of the Adviser for the security which has not been executed or withdrawn and, if the Access Person is the portfolio manager, there has not been trading in the security by the portfolio manager on behalf of a client of the Adviser within the previous three trading days.

The requirements of the Code of Ethics shall not apply to the following transactions:

(a)	purchases or sales over which the Access Person has no direct or indirect influence or control;

(b)	purchases which are part of an automatic dividend reinvestment plan;

(c)	purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer; or

(d)
securities held in a fully managed account managed by a registered investment adviser which is not affiliated with the Access Person and over which the Access Person has no discretion in respect of individual investments and in respect of which the Access Person is not in any way consulted with at any time prior to any particular transaction or advised of any transaction other than by way of a statement of account issued no earlier than 5 business days after the end of the applicable reporting period; or

(e)
purchases or sales of Cornerstone onDemand, Inc. (“CSOD”) shares. A few clients and access persons hold shares of CSOD in accounts at TD Ameritrade, Inc. These shares are not managed by Glaxis Capital Management, LLC and are merely held there for convenience purposes after the stock went public in 2011.

All requests to the Chief Compliance Officer for the pre-clearance of the purchase or sale of a Restricted Security must be in writing in the form set out in Schedule 1 hereto, being a certificate of the Access Person that he or she:

(a)	does not possess material non-public information relating to the security;

(b)	is not aware of any proposed trade or investment program for that security on behalf of any Client;

(c)	believes that the proposed trade is available to any market participant on the same terms; and

(d)	will provide any other information requested by the Chief Compliance Officer for the proposed trade.

The pre-approval of the Chief Compliance Officer of any purchase or sale of a Restricted Security shall be valid on the day such approval is given and on the next trading day (the “Approved Period”). The Access Person must re-apply to the Chief Compliance Officer for approval to purchase or sell such Restricted Security at any time after the Approval Period.

REPORTING OBLIGATIONS OF ACCESS PERSONS

(1)
Upon receipt of this Code of Ethics from the CCO, each Access Person shall sign an acknowledgement at the time this Code is adopted or at the time such person becomes an Access Person and on an annual basis thereafter that he or she has read, understands and agrees to abide by the Code and recognizes that he is subject to such Code. Such acknowledgement shall be in the form set out in Schedule-4. In addition, annually each Access Person must certify that he or she has disclosed or reported required personal holdings and that he or she is not subject to any regulatory disability on the Securities Holdings Report (Schedule-2).  The Securities Holdings Report disclosures must be current as of a date no more than 45 days before the report is submitted. Reporting obligations by access persons extends to the Quarterly Transaction Report that must be submitted by employees verifying they have reported all securities transactions to the CCO in Schedule-3.

(2)
Each Access Person shall ensure that duplicate copies of all monthly account statements (quarterly if the broker does not send out monthly statements due to inactivity)  containing the information described in number 5 below are delivered to the Chief Compliance Officer by the applicable dealer within 30 days for all trading accounts relating to their personal securities transactions (including statements of any funds managed by Adviser or an affiliate or of any brokerage account included as an option in any retirement plan).

(3)
Any Access Person who is a Chief Compliance Officer shall submit confidential reports with respect to his or her own personal securities holdings and transactions to an officer designated to receive his or her reports (the “Alternate Chief Compliance Officer”), who shall act in all respects in the manner prescribed herein for the Chief Compliance Officer.

(4)
Any report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the security to which the report relates.

(5)	Every report or account statement submitted shall contain the following information.

(a)	the date of the transaction, the title and the number of shares or the principal amount of each security involved;

(b)	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c)	the price at which the transaction was effected; and

(d)	the name of the broker, dealer or bank with or through whom the transaction was effected (unless the transacting brokers statements are already being provided to the CCO).

(6)	Any Access Person who becomes aware of a violation of this Code of Ethics must promptly report the violation to the Chief Compliance Officer

(7)
A copy of this Code shall be offered to each Client pursuant to Schedule F to Part II of Adviser's Form ADV. Thereafter, all material changes to this Code shall be offered for review not later than six (6) months following the date of implementation of such material changes.

All reports and statements received by the Chief Compliance Officer from Access Persons shall be kept confidential by the Compliance Officer and will only be disclosed to others if the disclosure is required to enforce compliance with this Code or is lawfully requested by securities regulators.

ROLE OF THE CHIEF COMPLIANCE OFFICER

Review and Enforcement

The Chief Compliance Officer will have primary responsibility for maintaining this Code of Ethics.

The Chief Compliance Officer, or back up Compliance Officer, shall review reported personal securities transactions and the Clients’ securities transactions on a periodic basis to determine whether a violation has occurred.  Each duplicate statement will then be signed by the compliance officer ensuring they have been checked for violation.  Any violation will be documented.

The Chief Compliance Officer shall identify all Access Persons who are required to make these reports and must inform those Access Persons of their reporting obligation.

If the Chief Compliance Officer determines that a violation of this Code has occurred, he or she shall document the violation and impose upon the individual such sanctions as he or she deems appropriate, which may range from a written warning, suspension with or without pay, termination of employment and/or disgorgement of profits.

Records

The Chief Compliance Officer, on behalf of the Adviser, shall maintain records in the manner and to the extent set forth below, which records shall be available for examination by representatives of the Securities and Exchange Commission:

(1)	a copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

(2)	a list of all Chief Compliance Officers and Alternate Chief Compliance Officers

(3)
a record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

(4)
a copy of each report made by an Access Person pursuant to this Code including any information provided in lieu of such reports shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made or provided, the first two years in an easily accessible place;

(5)	a list of persons who are, or within the past five years have been, Access Persons;

(6)
a copy of each report made by the Adviser to any Fund with respect to the Code must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place. On an annual basis, the Adviser’s Chief Compliance Officer shall prepare a written report describing any issues arising under the Code of Ethics, including information about any material violations of the Code of Ethics or its underlying procedures and any sanctions imposed due to such violations and submit the information to each mutual fund client's Chief Compliance Officer for review by its Board of Trustees. On an annual basis, the Adviser's Chief Compliance Officer shall certify to teach mutual fund client's Board of Trustees that the Adviser has adopted procedures reasonably necessary to prevent its employees from violating the Code of Ethics; and

(7)
a record of any decision, and the reasons supporting the decision, to approve the acquisition by investment personnel of initial public offerings or private placements, for at least five years after the end of the fiscal year in which the approval is granted.

GIFTS AND GRATUITIES

Any gifts given to a member of Glaxis without reimbursement create potential conflicts of interest as members of Glaxis may be incentivized to do more business with that individual or company.  Any physical item received by a member of Glaxis that is purchased by someone who engages in business practices with Glaxis may be considered a gift.  For purposes of this policy, a gift is not considered to be any event (dinner, luncheon, sporting event, etc) attended by a member of Glaxis within the presence of the broker/dealer, vendor, etc sponsoring the event.  Any physical item given to a member of Glaxis at the event however is considered a gift. Any gift valued in excess of $250 (face value of the item) to any single member of Glaxis must be submitted to the Chief Compliance Officer through a log kept on record and maintained by the Chief Compliance Officer.  The Chief Compliance Officer will determine the suitability of the gift and determine if the gift should be returned or if a reimbursement payment should be made.

Glaxis recognizes that gifts or entertainment expenses incurred by Glaxis members to solicit new or existing clients may also present conflicts of interest between the individual and the plan or account they may be representing, particularly when marketing to pensions or government plans.  Any potential conflicts of interest should be brought to the attention of the Chief Compliance Officer.

ACTING AS A DIRECTOR

It is the policy of the Adviser that it will not invest in securities of a publicly traded company of which an Access Person is an officer, director or significant shareholder or is in a similar relationship with the company. Accordingly, no Access Person may hold or accept a position as a director, officer, trustee or general partner of a publicly-traded company or be a significant shareholder of a public company unless such position has been presented to and approved by the Chief Compliance Officer on the basis that it is consistent with the interests of the Clients.

EXCEPTIONS

The Chief Compliance Officer reserves the right to decide, on a case by case basis, exceptions to any provisions under this Code. Any exceptions made hereunder will be maintained in writing by the Compliance Officer.

OTHER LAWS, RULES AND STATEMENTS OF POLICY

Nothing contained in this Code shall be interpreted as relieving any Access Person from acting in accordance with the provision of any applicable law, rule or regulation or any other statement of policy or procedure governing the conduct of such person adopted by Adviser.

FURTHER INFORMATION

If any person has any questions with regard to the applicability of the provisions of this Code generally or with regard to any Securities transaction or transactions, he should consult the Chief Compliance Officer.

As of February 22, 2013

Schedule – 1

GLAXIS CAPITAL MANAGEMENT, LLC

REQUEST FOR PRE-CLEARANCE OF
THE PURCHASE OR SALE OF A RESTRICTED SECURITY

To: Chief Compliance Officer

Re: Purchase/Sale of ____________ (number) shares of _______________________________ (Name of Issuer and Security).

As required by the Code of Ethics and Rules for Personal Investing of Glaxis Capital Management, LLC (the “Code”), this shall serve as my request to receive pre-clearance for the purchase/sale of the aforementioned security(ies). In connection therewith, I certify that:

•	I do not possess material non-public information relating to that Security;
•	I am not aware of any proposed trade or investment program for that Security on behalf of any Client (as that term is defined in the Code);
•	I believe that the proposed trade is available to any market participant on the same terms; and I will provide any other information requested by you for the proposed trade.

I understand that this pre-approval of this purchase/sale of a Restricted Security shall be valid on the day such approval is given and on the next trading day. After such period, I must re-apply to you for pre-approval to trade in such Restricted Security.

Employee Signature	Employee Name	Date

PRE-APPROVAL GRANTED

Chief Compliance Officer Signature	Date

Schedule – 1

Schedule – 2

GLAXIS CAPITAL MANAGEMENT, LLC

SECURITIES HOLDINGS REPORT (Schedule -2)

To: Compliance Officer

Re: Securities Holdings Report

As required by the Code of Ethics and Rules for Personal Investing of Glaxis Capital Management, LLC (the “Code”), this shall serve as my holdings report:

I understand that in order to sell any securities listed on this report I must apply for pre-approval of a sale of a Restricted Security and it shall be valid on the day such approval is given and on the next trading day. After such period, I must re-apply to you for pre-approval to sell such Restricted Security.  I must also supply the Chief Compliance Officer of Glaxis with all monthly statements (quarterly if the broker does not supply monthly statements due to inactivity) regarding all my brokerage statements in accordance with this code of ethics.

Security	Holdings (Amount)	Account#/Broker

I certify that I have read, understand and agree to abide by the code of ethics and that to the best of my knowledge I have complied with the code and have disclosed all required transactions.  I have attached or made available all required brokerage statements and the information furnished in this report is true, correct and complete.

Employee Signature	Employee Name	Date

Schedule -2

Schedule-3

GLAXIS CAPITAL MANAGEMENT LLC

QUARTERLY TRANSACTIONS REPORT

Report Submitted by:  _________________________________________________

PRINT YOUR NAME

This transaction report is submitted pursuant to the Code of Ethics dated March 21, 2012 and supplies information with respect to transactions in any Security in which I may have a direct or indirect beneficial ownership interest.

I have disclosed all restricted security transactions to the CCO during the quarterly period ending _______________20__.  I certify I am familiar with the code of ethics and that to the best of my knowledge the information furnished in this report is true, correct, and complete.  I have informed the CCO of all new brokerage accounts within the past quarter and will supply duplicate copies of all statements.

_________________________

Signature

_________________________

Position

_________________________

Date

Schedule-4

GLAXIS CAPITAL MANAGEMENT, LLC

CODE OF ETHICS AND RULES FOR PERSONAL INVESTING

To:           Compliance Officer

Re:           Acknowledgement of Receipt of Code of Ethics and Rules for Personal Investing

1.
As required by the Code of Ethics and Rules for Personal Investing (the “Code”) of Glaxis Capital Management, LLC (the “Adviser”) I acknowledge that I have read, understand and agree to abide by the Code;

2.
Further, I understand that I may only invest in and dispose of Permitted Securities (as defined in the Code) over which I have Beneficial Ownership (as defined in the Code) without prior approval and Restricted Securities (as defined in the Code) if approved in advance;

3.	Please initial one of the following:

 _______                      I will cause to be provided on a timely basis to the Compliance Officer duplicate copies of all trading account statements relating to personal securities transactions (including funds managed by Adviser or its affiliates or brokerage accountsas an option in any retirement plan).

 _______                      I have no trading account at the present time, but will notify the Compliance Officer if I open a trading account and will cause duplicate copies of alltrading account statements to be provided to the Compliance Officer if and when Iestablish such an account.

4.
I hereby certify that I have complied with the requirements of the Code of Ethics and that I have disclosed or reported all personal securities transactions required to be disclosed or reported under the Code of Ethics;

5.
Within the last ten years there have been no complaints or disciplinary actions filed against me by any regulated securities or commodities exchange, any self-regulatory securities or commodities organization, any attorney general, or any governmental office or agency regulating insurance securities, commodities or financial transactions in the United States, in any state of the United States, or in any other country;

6.
I have not within the last ten years been convicted of or acknowledged commission of any felony or misdemeanor arising out of my conduct as an employee, salesperson, officer, director, insurance agent, broker, dealer, underwriter, investment manager or investment advisor; and

7.
I have not been denied permission or otherwise enjoined by order, judgment or decree of any court of competent jurisdiction, regulated securities or commodities exchange, self-regulatory securities or commodities organization or other federal or state regulatory authority from acting as an investment advisor, securities or commodities broker or dealer, commodity pool operator or trading advisor or as an affiliated person or employee of any investment company, bank, insurance company or commodity broker, dealer, pool operator or trading advisor, or from engaging in or continuing any conduct or practice in connection with any such activity or the purchase or sale of any security.

Employee Signature	Employee Name	Date